Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Pop Global Acquisition Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of one ordinary share, par value $0.0001 per share, and one redeemable warrant	(1)	457(o)	11,500,000	$10.00	$115,000,000.00	0.0000870	$10,005.00
Fees to be Paid	Equity	Ordinary shares, par value $0.0001 per share, included as part of the Units	(2)	Other	11,500,000	0.00	0.00	0.0000870	0.00
Fees to be Paid	Equity	Redeemable warrants included as part of the Units	(3)	Other	11,500,000	0.00	0.00	0.0000870	0.00
Fees to be Paid	Equity	Representative shares issued to the underwriter as compensation	(4)	457(o)	230,000	$10.00	$2,300,000.00	0.0000870	$200.10

Total Offering Amounts:							$117,300,000.00		10,205.10
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$10,205.10

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

Includes 11,500,000 Units, consisting of 11,500,000 ordinary shares and 11,500,000 redeemable warrants, including 1,500,000 Units that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. The Company is not registering the ordinary shares issuable upon exercise of the warrants at this time.
(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(3)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

Represents 230,000 representative shares to be issued to Kingswood Capital Partners, LLC as underwriting compensation (including 30,000 shares if the over-allotment option is exercised in full), estimated at $10.00 per share for fee purposes.